Exhibit 10.1

FIRST AMENDMENT TO
TUESDAY MORNING CORPORATION
2008 LONG-TERM EQUITY INCENTIVE PLAN

THIS AMENDMENT is made by Tuesday Morning Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) previously adopted the Tuesday Morning Corporation 2008 Long-Term Equity Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors reserved the right in Section 13.1 to amend the Plan; and

WHEREAS, the Board of Directors has determined to amend the Plan to increase the number of shares of the Company’s common stock available for awards under the Plan from 2,500,000 shares to 5,365,000 shares and to make certain revisions to the forfeiture provisions in the Plan.

NOW, THEREFORE, the Board of Directors agrees that effective as of the date set forth below, subject to the approval of the Company’s stockholders, the Plan is hereby amended as set forth below (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan):

1.             Sections 4.2(a), (b) and (c) of the Plan are completely amended and restated to provide as follows:

(a)           The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 5,365,000;

(b)           The aggregate number of shares of Stock with respect to which Full Value Awards may be granted under the Plan is 5,365,000; and

(c)           The aggregate number of shares of Stock with respect to which ISOs may be granted under the Plan is 5,365,000.

2.             Section 4.8 of the Plan is completely amended and restated to provide as follows:

4.8          Forfeiture for Cause.  Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment or severance of affiliation or service relationship with the Company and all Affiliates, (a) committed a felony, a crime involving moral turpitude, or any act or omission involving fraud, embezzlement, theft or any other act of dishonesty, during the course of his employment by, affiliation with or service to the Company or an Affiliate which conduct damaged the Company or an Affiliate, (b) disclosed trade secrets of the Company or an Affiliate, (c) violated the terms of any non-competition, non-disclosure, service or similar agreement with respect to the Company or any Affiliate to which the Holder is a party, (d) knowingly caused or assisted in causing the publicly released financial statements of the Company or an Affiliate to be misstated, (e) substantially and repeatedly failed to perform duties of the office or position held by the Holder as reasonably directed by the Company or an Affiliate, (f) committed gross negligence or willful misconduct with respect to the Company or an Affiliate, (g) committed a material breach of any employment or service agreement between the Holder and the Company or an Affiliate that is not cured within ten (10) days after receipt of written notice thereof from the Company or the Affiliate or as otherwise provided in such agreement, as applicable, (h) failed, within ten (10) days after receipt by the Holder of written notice thereof from the Company or an Affiliate, to correct or otherwise rectify any failure to comply with reasonable instructions or other directions from the Company or an Affiliate which the Committee reasonably believes has or may materially or adversely affect the Company’s or an Affiliate’s business or operations, (i) willfully engaged in conduct which the Holder has, or in the opinion of the Committee should have had, reason to know is materially injurious to the Company or an Affiliate, (j) harassed or discriminated against the Company’s or an Affiliate’s employee, customer or vendor in violation of the Company’s or the Affiliate’s policies with respect to such matters, (k) misappropriated funds or assets of the Company or an Affiliate for personal use, (l) willfully violated the Company’ or an Affiliate’s policies or standards of business conduct as determined in good faith by the Committee, (m) failed, due to some action or inaction on the part of the Holder, to have immigration status that permits the Holder to maintain full-time employment with the Company or an Affiliate in the United States in compliance with all applicable immigration law, or (n) knowingly caused or assisted in causing the Company or an Affiliate to engage in criminal misconduct, then as of the date the Committee makes its finding, some or all Awards awarded to the Holder (including vested Awards that have been exercised, vested Awards that have not been exercised and Awards that have not yet vested), as determined by the Committee in its sole discretion, and all net proceeds realized with respect to any such Awards, will be forfeited to the Company on such terms as determined by the Committee.  The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes.  No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate or severance of the individual’s affiliation with the Company and all Affiliates.

3.             Article IV of the Plan is hereby amended by adding thereto the following new Section 4.18:

4.18        Recoupment in Restatement Situations.  Without limiting the applicability of Section 4.8 or Section 4.9,  if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the current or former Holder who was a current or former executive officer of the Company or an Affiliate shall forfeit and must repay to the Company any compensation awarded under the Plan to the extent specified in any of the Company’s recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Adopted by the Board of Directors
on September 19, 2012